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                                                                    EXHIBIT 10.9

                              EMPLOYMENT AGREEMENT

This Agreement, made as of this 9th day of October, 1997 by and between IntraLinks, a Delaware Corporation (the "Company") and Leonard Goldstein (the "Executive"), an individual residing at 23 Daffodil Lane, Cos Cob, CT 06807

1. Term. The Executive shall be employed by the Company for a period commencing on January 19th, 1998 and, except as provided herein, ending 3 years from such date. At such time, this Agreement will automatically renew for a period of one year, unless either party provides 90 days notice of its intention not to renew. A failure not to renew this Agreement shall not constitute a termination of the Executive's employment.

2. Position. The Executive shall serve as the Chief Technical Officer.

3. Compensation

(i) Base Salary. For all services rendered to the Company, the Company shall pay the Executive a salary at the rate of $150,000 per year. Annually, commencing one year from the date of this agreement, the Executive will be entitled to a salary review by the Board of Directors, or a committee designated by the Board of Directors. The Board shall increase, but not decrease said salary; provided that the minimum increase is equal to the Consumer Price Index for All Urban Consumers as published by the US Department of Labor for the twelve month period immediately preceding the Salary Adjustment.

(ii) Bonus. The Executive shall be paid eligible for a bonus under the Company's bonus plan as attached in Exhibit A. The Executive's participation in the bonus pool shall not exceed 7.5%

4. Stock Options. The Executive will receive 45,000 incentive stock options as of the Commencement Date of this Agreement. The exercise price will be equal to 70% of the price paid by an arms-length investor in the Company's Series B Stock Offering. The options will vest 34% after one year, 67% after two years, and 100% after three years.

Annually, starting on January 1, 1999, and every year thereafter until January 1, 2001, the Executive shall receive 2,500 incentive stock options. The exercise price of such options shall be the fair market value of the common stock at that time, as determined by the Company's Compensation Committee.

5. Benefits. The Executive shall be eligible to participate in all benefit plans, at the same terms, as those benefits granted to other Senior Executives of the company. At a minimum such benefits shall include family health benefits. The Executive shall be entitled to four (4) weeks vacation with full pay.

6. Termination of employment.

(a) Termination for Cause

Executive's employment under this Agreement may be terminated for cause at any time, effective upon written notice after formal action by the Board of Directors at a special meeting duly called for the purpose of considering the termination of the Executive. Executive shall have the right to receive notice of and appear at such meeting to respond to any allegations made against him. "Cause" shall be deemed to mean one or more of the following: (i) Executive's embezzlement or misappropriation of funds (ii) Executive's conviction of a felony involving moral turpitude (iii) Executive's commission of material acts of dishonesty, fraud, or deceit (iv) Executive's habitual or willful neglect of duties. In the event that the Executive is terminated for cause, the Executive shall be paid all compensation and other sums due to him through the date of termination, but shall not be entitled to receive any compensation or benefits thereafter.

(b) Termination without Cause.

The Company may, at any time, terminate this Agreement without cause on 90 days prior written notice to the Executive. If the Executive's employment is terminated without cause, for any reason other than Termination Following Change of Control as defined in Section 6.(d), the Company shall pay to the Executive as liquidated damages his Monthly Base Salary multiplied by the ratio of the Executive's length
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of employment (as measured from the Date of This Agreement) divided by 2, up to a maximum of the Annual Base Salary. If the Executive is terminated subject to the conditions described in Section 6(d), he shall be entitled to 18 months Base Salary.

The Base Salary shall be paid in monthly installments or, at the option of the Executive, in a lump sum. Payments will begin with the date of termination and ending according to the above schedule (the "Severance Period"). Upon termination without cause, the Executive shall be deemed to be an executive of the Company for the Severance Period with respect to any health plans or other benefits.

If the Executive's employment is by reason of a Change of Control as defined in
Section 6.(d) and if the Executive is a participant in a stock option, equity vesting, or other equity participation plan, his unvested stock options or equity (common stock) will be accelerated and, if applicable, exercisable, as provided for in such plan. If Executive's employment is terminated without cause absent a Change of Control, there will be no accelerated vesting.

If the Executive's employment is terminated without cause, the Company shall release the Executive from all liability for any and all acts or omissions of the Executive.

(c) Termination Upon Death or Disability.

If the Executive dies or becomes permanently disabled to the extent that he is unable to perform his duties under this Agreement, he shall be deemed terminated and he, his heirs, or assigns shall receive an amount equal to his Base Salary plus any bonus compensation.

(d) Termination Following Change of Control.

If, within 12 months after a Change of Control of the Company (as hereinafter defined), the Executive (i) is no longer Chief Technical Officer, or the surviving entity of such transaction (without regard to any parent/subsidiary relationship), (ii) the Executive's duties or responsibilities are changed (iii) the Executive's current position in the chain of command of the Company or surviving entity of such transaction (without regard to any parent/subsidiary relationship) is materially changed or (iv) the Executive's benefits, access to benefits, or compensation are decreased, the Executive shall be conclusively deemed, in the sole discretion of the Executive, to have been terminated without cause with the benefits set forth in section 6(b). The Executive shall give the Board of Directors of the Company or surviving entity, written notice of his exercise of his rights hereunder.

For purposes of this agreement, "Change of Control" shall be deemed to occur if any of the following have occurred:

(i) the acquisition in one or more transactions by any person or entity or any group or persons or entities who constitute a group (within the meaning of Section 13(d)(3) of the Securities and Exchange Act of the 1934) of any securities such that there is a change in the beneficial ownership of more than 50% of the fully-diluted outstanding equity of the Company; provided that, a public offering of the Company's stock will not constitute a change of control;

(ii) the dissolution of the Company;

(iii) a sale or other disposition or the last sale or other disposition to occur in a series of sales/and or dispositions within any 18 month period ("Serial Sales") by the Company and/or one or more subsidiaries of the Company of assets which, in the case of Serial Sales, account for more than 50% of the consolidated revenues of the Company and its subsidiaries as determined by GAAP; provided, however, that no sale or disposition of assets or stock shall be taken into account to the extent that the proceeds of such sale or disposition are reinvested or used in the ongoing conduct by the Company or one or more of its subsidiaries of the business or the Company and/or such subsidiary or subsidiaries, provided further that such a reinvestment shall not be deemed to have occurred unless made within 18 months of such sale or disposition; or

(iv) a sale of the business or business unit or facility within which the Executive is employed, as a result of which the Executive is no longer employed by an entity which is directly or indirectly controlled by the Company.

7. Indemnification.

The Company will indemnify the Executive to the fullest extent permitted (including payment of legal expenses as incurred) by law or the Company's by-laws. The Executive shall be entitled to the protection
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of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers.

8. Miscellaneous

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

This agreement shall not be amended unless signed by the Company and the Executive.

a) Any notices required shall be in writing and shall be deemed to be duly made or given when mailed by registered or certified mail, return receipt requested to

Executive:                                Company:
As Written Above                          Intralinks
                                          1372 Broadway. Suite 12A
                                          New York, NY 100118
                                          Attn: Mark Adams

(b) This agreement shall not be amended except by a writing signed by both parties hereof. This agreement may be executed in counterpart signature pages, which when taken together with signature of all parties, shall constitute a complete original.

(c) In the event of a Change of Control, the Company will require the successor to the Company as the Executive's employer to expressly assume and agree to perform this agreement in the same manner and to the same extent that the Company would have been required to perform. This Agreement shall inure to the benefit of the Executive's personal or legal representatives, executors, administrators, heirs, and successors. This agreement shall not be assignable by the Executive.

(d) Each party shall pay its own expenses in connection with the execution of this agreement.

(e) Each party hereto represents and warrants that they are not party to any other agreement which would conflict with or interfere with the terms and conditions of this Agreement.

(f) No waiver of any breach of any terms hereof shall be effective unless made in writing signed by the party against whom enforcement of the waiver is sought, and such waiver shall not be construed as a waiver of any subsequent breach of that term or of any other term of the same or different nature.

(g) The parties agree to submit all controversies, claims and matters of difference in any way related to this Agreement or the performance or breach of the whole or any part hereof, to arbitration in New York, NY, according to the rules and practices of the American Arbitration Association. Any such dispute shall be decided by three (3) arbitrators. Arbitration of any such controversy, claim or matter of difference shall be a condition precedent to any legal action thereon. Awards shall be final and binding on all parties to the extent and in the manner provided by New York law.

In witness whereof, the undersigned have executed this agreement as of the first date above written.

/s/ Leonard Goldstein         10/9/97
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      Leonard Goldstein


Intralinks, Inc.

By: /s/ Mark Adams           10/15/97
    ---------------------------------

Its: President & CEO
     --------------------------------
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                                                                            COPY

                                INTRALINKS, INC.
                                 1372 Broadway
                         New York, New York 10018-6106

                                                December 15, 1997

Leonard Goldstein
23 Daffodil Lane
Cos Cob, CT 06807

Dear Leonard:

            Reference is made to that certain Employment Agreement dated as of October 9, 1997 (the "Agreement") by and between IntraLinks, Inc. (the "Company") and you which is hereby amended as follows:

The language contained in Section 3 (ii) of the Agreement is hereby eliminated and the following language shall be added in its place:

A cash bonus equal to .625% of the Company's 1998 gross revenues shall be paid to Goldstein on December 31, 1998.

            In all other respects, the Agreement remains unchanged and in full force and effect. If the foregoing is acceptable to you, please sign as indicated below. All other terms and conditions of the Agreement remain unchanged and in full force and effect.

                                        INTRALINKS, INC.

                                        By: /s/ Patrick Wack, Jr.
                                            ------------------------------------
                                            Name: Patrick Wack, Jr.
                                            Title: Chief Operating Officer


Agreed and Accepted by:

/s/ Leonard Goldstein
---------------------------------
Leonard Goldstein